  EXHIBIT 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN

OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SERVICES AGREEMENT

THIS AGREEMENT is made by and between **JobAire Group, Inc.** (**"JobAire Group"**), located at ~~7524~~ 7592 WDT N. La Cholla Blvd., Tucson, Arizona 85741, and **ComAv Technical Services** (**"CLIENT"**), located at 18438 Readiness St., Victorville, CA. 92394.

I. SCOPE OF SERVICES

During the term of this Agreement, JobAire Group agrees to provide contract labor personnel as requested by CLIENT to support CLIENT's aircraft maintenance, modification and/or manufacturing programs. Services provided by JobAire Group under this Agreement are on a time and materials basis.

II. PERSONNEL

1. <u>Employment Relationship</u>. All contract labor personnel furnished by JobAire Group and assigned to CLIENT under this Agreement ("PERSONNEL") shall be considered employees of JobAire Group. PERSONNEL shall not in any sense be considered employees of CLIENT or act as agents or representatives of CLIENT. PERSONNEL shall be paid exclusively by JobAire Group for all services performed and JobAire Group shall be responsible for and comply with all requirements and obligations relative to such PERSONNEL under applicable local, state and federal laws. JobAire Group guarantees that all associates supplied to CLIENT are JobAire Group's own W-2 employees and not subcontractors.

   JobAire Group shall: (i) pay assigned PERSONNEL's wages and provide them with the benefits that JobAire Group offers to them, if any; (ii) pay, withhold, and transmit payroll taxes; (iii) provide unemployment insurance, general liability insurance (including personal injury, contractual liability and property damage, and workers' compensation insurance/benefits and Employee Liability coverage in such amounts and in such form as required by any applicable state law and industry standards; (iv) handle unemployment and workers' compensation claims involving assigned PERSONNEL; (v) make reasonable efforts to provide a similarly-qualified replacement as soon as possible in case assigned PERSONNEL do not report to work; (vi) require assigned associates to sign agreements acknowledging that they are not entitled to holidays, vacations, disability benefits, insurance, pensions, or retirement plans, or any other benefits offered or provided by CLIENT; (vii) ensure that an Employment Eligibility Verification form (I-9) is completed for each assigned PERSONNEL; (viii) require assigned PERSONNEL to sign confidentiality agreements for CLIENT's and its customers' benefit prior to their assignment to CLIENT in accordance with this Agreement; (ix) withhold, pay, and report all taxes and issue PERSONNEL W-2 forms at the end of each year with respect to each of its PERSONNEL assigned to CLIENT, as required by law; and (x) comply with all applicable laws and regulations.

2. <u>Materials, Supplies and Tools</u>. CLIENT shall furnish all materials, supplies, facilities, space and equipment, including safety equipment that may be required by PERSONNEL to perform their duties, unless otherwise specified and except for standard hand tools common to an individual's skill classification. JobAire Group will instruct PERSONNEL to provide a complete legible toolbox inventory at the time their toolbox is delivered to the job site. Any tools furnished by CLIENT to PERSONNEL shall remain the property of CLIENT and shall be returned upon completion of the assignment, or earlier if requested. CLIENT will maintain care, custody and control of property, including any aircraft or parts thereof, worked on by PERSONNEL.

3. <u>Substandard Performance</u>. If any individual assigned to CLIENT by JobAire Group does not perform his or her duties, or if CLIENT considers the individual's conduct detrimental to CLIENT's overall program, JobAire Group shall withdraw such individual immediately upon notification and, at the option of CLIENT, provide a qualified replacement. Should an individual's performance be deemed unacceptable within five (5) days of assignment, CLIENT shall not be accountable for payment of services for such individual. Payment for such services shall be the sole responsibility of JobAire Group.

4. Solicitation of Employees. Neither CLIENT nor JobAire Group shall knowingly recruit or hire, either directly or indirectly, any of the others' employees so long as this Agreement is in effect and for a period of ninety (90) days thereafter, except with the written consent of the other.

5. Equal Employment Opportunity. JobAire Group shall comply with the U.S. Equal Employment Opportunity provisions and any applicable CLIENT Affirmative Action Program and shall apply uniform and equitable standards of employment opportunity to encourage the possible use of the abilities of all PERSONNEL, regardless of race, creed, color, sex, age, or other protected characteristic.

6. Personnel Selection. JobAire Group shall at all times endeavor to meet CLIENT's position requirements and select candidates for assignment in accordance with its understanding of those requirements. Notwithstanding the foregoing, CLIENT is not required to use JobAire Group's services or to accept the assignment of any PERSONNEL. JobAire Group acknowledges and agrees that CLIENT makes no volume commitment under this Agreement and may terminate JobAire Goup at any time and for any reason subject to the provisions of this Agreement.

7. Drug Testing. PERSONNEL shall be subjected to a NIDA/DOT urinalysis test in accordance with the FAA guidelines prior to arrival at the job site and at no expense to CLIENT. JobAire Group will adhere to FAA Permanent Bar guidelines and will request test results from all previous employers of all PERSONNEL in a safety sensitive position. JobAire Group will provide CLIENT with an FAA letter verifying participation in the Anti-Drug Program.

III. INDEPENDENT CONTRACTOR

JobAire Group is an independent contractor, and its sole responsibility shall be to provide PERSONNEL to CLIENT under the terms of this Agreement. Neither JobAire Group nor JobAire Group's employees or agents, including PERSONNEL supplied under this Agreement, shall be deemed employees or agents of CLIENT or any of its affiliates. JobAire Group is responsible for direct payment, when and as due, of any taxes incurred as a result of the compensation paid under this Agreement, including estimated taxes, as well as for any such payments with respect to JobAire Group's employees or agents. Nothing in this Agreement is intended to establish a partnership, joint venture, or agency relationship between the parties, and neither JobAire Group nor JobAire Group's employees or agents are authorized to bind CLIENT or make any representations on its behalf in any matter.

IV. PROPRIETARY INFORMATION.

1. Confidentiality. JobAire Group shall inform PERSONNEL that private or proprietary information of CLIENT or CLIENT's customers may become available to them. JobAire Group shall instruct PERSONNEL to maintain such information as confidential at all times, including after completion of the services. JobAire Group shall treat as confidential all information so designated in writing by CLIENT and shall make the same effort to safeguard such information as it does its own data.

2. Ownership. CLIENT shall have the right of ownership to all technical and production data prepared by PERSONNEL specifically for and paid for in full by CLIENT in accordance with this Agreement. All of CLIENT's technical documentation (*i.e.*, drawings, specifications, etc.) entrusted to PERSONNEL during the course of their assignment will remain the sole property of CLIENT.

V. WORK STATEMENT AND PRICING

1. JobAire Group will provide a workforce consisting of Airframe and Powerplant, Structural, Interiors and Avionics Technicians.

2. All technicians' skill level will be equal to or greater than 3 years of aircraft experience, unless otherwise agreed to by both CLIENT and JobAire Group's management in writing.

3. CLIENT will provide JobAire Group at least 72 hours' advance written notice regarding the quantity and skill levels of PERSONNEL required.

4. Unless otherwise expressly provided herein, fees will be paid by JobAire Group to CLIENT in the amount(s) set forth in Exhibit A for services performed ("Fees").

VI. WORKING CONDITIONS AND TERMS

1. Client Rules. JobAire Group shall be familiar with all applicable rules, regulations or policies established by CLIENT on whose premises PERSONNEL perform services. JobAire Group shall inform PERSONNEL that they are to abide by such rules, regulations or policies, and JobAire Group shall assist CLIENT in implementation and enforcement of such rules, regulations or policies.

2. Travel Expense for Short Assignments. If CLIENT requests PERSONNEL for an assignment of less than eighty (80) hours, CLIENT shall reimburse JobAire Group for the cost of travel, not to exceed Two Hundred Fifty Dollars ($250), for each assigned PERSONNEL. In such cases, for each PERSONNEL, an estimate of the dollar amount of these expenses shall be provided to CLIENT for approval prior to the assignment.

3. Travel on Client Business. In the event PERSONNEL are required to travel on CLIENT business, expenses incurred in such travel shall be paid by JobAire Group and billed to CLIENT at cost. CLIENT must authorize such travel in advance and shall advise JobAire Group and its PERSONNEL of rules, regulations and reimbursement policies prior to commencement of travel.

4. Billing. CLIENT agrees that: (i) invoices are issued on a weekly basis; and (ii) payment terms for all undisputed invoices are net thirty (30) days from date of invoice. Notwithstanding the foregoing, CLIENT may withhold payment as to any portion of an invoice that is subject to a good faith dispute. Further, JobAire Group reserves the right to assess a late payment charge of one percent (1%) per month on the unpaid balance past due.

VII. INSURANCE AND INDEMNIFICATION.

1. Coverage. JobAire Group will maintain Workers' Compensation and liability coverage to protect CLIENT from claims under the Workers' Compensation Act, including all applicable laws and regulations, and from any claims for bodily injury, death or property damage for which JobAire Group may become liable under the terms of this Agreement. Upon request, JobAire Group shall submit Certificates of Insurance to CLIENT.

2. Safe Working Environment. JobAire Group shall inquire about the working conditions to which PERSONNEL will be exposed at CLIENT's work site, provide general safety training to PERSONNEL in a language that such PERSONNEL understands, and confirm that CLIENT has provided site-specific safety and health training and safety and personnel protective equipment required by the Occupational Safety and Health Act of 1970, applicable state and local laws and regulations, as well as any work rules of CLIENT.

3. Injury to PERSONNEL. CLIENT agrees to apply the most suitable procedure to care for any injuries to PERSONNEL while on CLIENT premises and to notify JobAire Group of such injuries at the earliest opportunity. Any cost incurred by CLIENT providing such care shall be borne by JobAire Group or its insurance carriers.

4. Compliance with Laws. JobAire Group shall comply with federal, state, and local labor and employment laws applicable to PERSONNEL, including but not limited to the Immigration Reform and Control Act of 1986, the Internal Revenue Code, the Employee Retirement Income and Security Act ("ERISA"), the Health Insurance Portability and Accountability Act ("HIPAA"), the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Patient Protection and Affordable Care Act (ACA), the Occupations Safety and Health Act of 1970, as well as applicable regulations and statutes set forth under California law, including but not limited to the Industrial Welfare Commission (IWC) Wage Orders, the California Labor Code and the California Code of Regulations.

5. Right to Control. In addition to JobAire Group's duties and responsibilities set forth throughout this Agreement, JobAire Group, as the employer of record, has the right to: physically inspect the work site and work processes to assess any potential worksite hazards to assigned PERSONNEL; conduct post-accident/incident investigations; audit CLIENT's safety and training records; review and address, unilaterally or in coordination with CLIENT, PERSONNEL work performance issues; and enforce JobAire Group's employment policies relating to PERSONNEL conduct at the worksite. JobAire Group is the employer of record at all times during the term of this Agreement and for all PERSONNEL provided to CLIENT in connection with the services rendered pursuant to this Agreement. All hiring, disciplinary, and termination decisions will be made by JobAire Group as set forth herein.

6. Indemnity by JobAire. PERSONNEL are exclusively the employees of JobAire Group. To the extent permitted by law, JobAire Group will defend, indemnify, and hold CLIENT and its parent, subsidiaries, affiliates, members, directors, agents, representatives, and employees harmless from all claims, demands, suits, losses, and liabilities (including reasonable attorneys' fees and court costs) resulting from the employment relationship and/or caused by JobAire Group's breach of this Agreement, its failure to discharge its duties and responsibilities, or the negligence, gross negligence, or willful misconduct of JobAire Group or JobAire Group's officers, employees (including assigned PERSONNEL), or authorized agents, including, but not limited to, any and all demands, claims, lawsuits, or actions brought by PERSONNEL arising from their assignment with CLIENT, as well as dismissal from their assignment with CLIENT, to the extent that there was no wrongdoing by CLIENT.

   To the extent permitted by law, JobAire Group further agrees to defend, indemnify, and hold CLIENT and its parent, subsidiaries, affiliates, members, directors, agents, representatives, and employees harmless from losses or expenses incurred in connection with any workers' compensation claim or workers' compensation lawsuit brought by PERSONNEL alleging a work related injury sustained while such PERSONNEL was assigned to CLIENT. For those workers' compensation claims that are subject to JobAire Group's indemnification, JobAire Group also shall cover the court costs and attorneys' fees.

   In the event that a PERSONNEL's wages fall below the applicable minimum wage, then JobAire Group solely shall be responsible for paying the PERSONNEL so that the PERSONNEL's pay meets the applicable minimum wage, and, to the extent permitted by applicable law, JobAire Group agrees to indemnify, defend, and hold harmless CLIENT and its parent, subsidiaries, affiliates, members, directors, agents, representatives, and employees from and against any and all demands, claims, lawsuits, actions, judgments, expenses and attorneys' fees incurred in any proceedings and any administrative proceedings brought against them, or any of them, for JobAire Group's failure to perform its obligations under this Agreement or for any claims made by PERSONNEL relating to the nonpayment of minimum wage.

7. Indemnity by CLIENT. CLIENT will defend, indemnify, and hold JobAire Group and its parent, subsidiaries, directors, agents, representatives, and employees harmless from all claims, demands, suits, losses, and liabilities (including reasonable attorneys' fees and court costs) resulting from CLIENT's breach of this Agreement, unless such breach is caused by the negligence, gross negligence, or willful misconduct of JobAire Group or JobAire Group's officers, employees, or authorized agents.

VIII. TERM AND TERMINATION.

The initial term of this Agreement shall be one (1) year from the execution date, and shall automatically be extended for subsequent one-year terms unless terminated in accordance with the following:

This Agreement may be terminated at any time by either party upon thirty (30) days' written notice to the other party, except that, in the event of CLIENT's non-payment to JobAire Group for services rendered hereunder, JobAire Group may terminate this Agreement upon the provision of fourteen (14) days' written notice of non-payment and CLIENT's failure to cure the non-payment within that timeframe. In the event of termination, all CLIENT property and work in progress shall remain the property of CLIENT. CLIENT will remain responsible for payment for services performed up to and including the effective date of termination.

IX. RECORDS.

1. Accounting Records. JobAire Group shall maintain complete and accurate accounting records to substantiate all charges hereunder. As the common law employer, JobAire Group shall be responsible for maintaining accurate payroll, timecards, job cards, attendance records, time summaries and wage statements, as required by law. JobAire Group shall retain such records for a period of four (4) years from the date of final invoice.

X. MISCELLANEOUS.

1. Assignments and Notice. This Agreement may not be assigned or transferred by either party, in whole or in part, without the prior written consent of the other. Whenever any notice is required or authorized to be given hereunder, such notice shall be given in writing and sent by registered mail or by overnight delivery to the addresses set forth on page 1 and directed to the persons executing this Agreement as identified below. A party may update the address and/or person to which notices must be directed by providing written notice to the other party as set forth herein.

2. Applicable Law and Severability. This Agreement shall be construed and interpreted solely in accordance with the laws of the State of California. If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, the affected provision shall be limited only to the extent necessary to bring said provision within legal requirements, and the agreement as so modified shall continue in full force and effect.

3. Jurisdiction and Venue. Any action to enforce or interpret this Agreement must be brought in a court of competent jurisdiction located in San Bernardino, California.

4. Modifications and Amendments. No modification, consent, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by both parties hereto.

5. Attorney's Fees. In any litigation arising from or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs related to any suit, mediation or arbitration proceeding.

6. No Third-Party Beneficiaries. No provision of this Agreement is intended to confer any benefit upon any third party and no third party shall have the right to enforce any provision of this Agreement.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument. Execution and delivery of this Agreement by electronic exchange of signatures shall constitute a valid and binding execution and delivery, and such electronic copies shall constitute enforceable original documents.

8. Waiver. The failure of either party to exercise any of its rights or to enforce any of the provisions of this Agreement on any occasion shall not be a waiver of such right or provision, nor prejudice the right to enforce such provision at any subsequent time.

9. Arbitration. Any disputes, which cannot be settled amicably between the parties, shall be settled by arbitration under the rules of the American Arbitration Association; the decision of the arbitration panel shall be binding.

10. Time of the Essence. Time is of the essence for the performance of all obligations, responsibilities and liabilities under this Agreement

11. Entire Agreement. This Agreement and any attached appendices constitute the entire agreement between the parties and supersede all prior agreements, oral or written, relating to the subject matter herein. Any prior or other agreements or representations between JobAire Group and CLIENT regarding those matters are null and void unless expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date last written below ("Effective Date").

JobAir Group, Inc.	**ComAv Technical Services**
By: WD Tiley	By: Wendy Darms
Name: W D Tiley	Title: CFO
Name: CEO	Title:
Date: 6-21-2021	Date: 6/18/2021

Exhibit A

FEES FOR SERVICES

Option 1:

Standard Fees

Service Provider will be entitled to:

B. Markup fee for regular hours will be [redacted] per hour.
C. Markup fee for overtime hours will be [redacted] per hour.
D. No markup fee for double time.

Overtime Fees

CLIENT agrees that overtime is accumulated when an assigned PERSONNEL works over eight (8) hours in a day and over forty (40) hours in a given workweek (Monday-Sunday) and is paid and billed at 1.5 the hourly rate. JobAire Group agrees to the following with respect to CLIENT's obligation for pay:

A. PERSONNEL may not work more than eight (8) hours in any workday or more than 40 hours in any workweek unless overtime is expressly preapproved and authorized by CLIENT in writing and on a case-by-case basis.

B. Only CLIENT's authorized designee may approve and authorize PERSONNEL for overtime by signing an overtime approval form.

C. Invoicing for Overtime: (i) all timesheets and invoices submitted by JobAire Group for overtime must be approved by the supervisor and submitted to human resources; (ii) overtime must be approved; (iii) JobAire Group's failure to timely provide the documentation as required herein may result in delayed payment or non-payment, if the invoicing on unapproved or unauthorized hours worked persists.

D. CLIENT is not responsible for payment of any hours that were not preapproved or authorized in accordance with the foregoing requirements. CLIENT reserves the right to take, or to request JobAire Group to take, disciplinary action against any PERSONNEL who fails to comply with CLIENT's work hours policy. JobAire Group will thoroughly educate PERSONNEL on the proper hours worked procedures, including ensuring that PERSONNEL understand that overtime is subject to pre-approval and authorization by CLIENT's authorized designee.

E. JobAire Group shall be solely responsible for paying PERSONNEL for any unauthorized time and, to the extent permitted by applicable law, agrees to indemnify, defend, and hold harmless CLIENT and its parent, subsidiaries, affiliates, members, directors, agents, representatives, and employees from and against any and all demands, claims, lawsuits, actions, judgments, expenses and attorneys' fees incurred in any proceedings and any administrative proceedings brought against them, or any of them, for JobAire Group's failure to perform its obligations under this Agreement or for any claims made by PERSONNEL relating to the nonpayment of overtime for overtime hours not preapproved or authorized by CLIENT as required under this Agreement.